EXHIBIT 99



                        Report of Independent Accountants

                                               Report of Independent Accountants


Board of Directors and Shareholders
Overton Bancshares, Inc.
Fort Worth, Texas

We have audited the consolidated balance sheet of Overton Bancshares, Inc. and Subsidiaries as of December 31, 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years then ended (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express and opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Overton Bancshares, Inc. and Subsidiaries as of December 31, 1997, and the consolidated results of their operations and their cash flows for each of the two years in the period then ended, in conformity with generally accepted accounting principles.


PricewaterhouseCoopers LLP
Fort Worth, Texas
February 17, 1998


                                      101